ITEM 77C:  MATTERS SUBMITTED TO A VOTE OF SECUR
ITIES HOLDERS
SHAREHOLDER MEETING RESULTS (UNAUDITED)
A Special Meeting of Shareholders of Federated Inte rmediate Government Fund, Inc. (the "Corporation") was held on October 28, 2013. On August 29, 2013, the record date for shareholders voting at the meeting, there were 2,814,871.290 total outstanding shares of the Corporation.
     The following item was considered by sharehold ers of the Corporation and the results of their voting were as follows:
AGENDA ITEM
Proposal to elect certain Directors of the Corporation:1

Name
For
Withheld
John T. Collins
1,600,226.069
78,580.287
Maureen Lally-Green
1,600,226.069
78,580.287
Thomas M. O'Neill
1,600,226.069
78,580.287
P. Jerome Richey
1,600,226.069
78,580.287
1	The following Directors continued their terms:
John F. Donahue, J. Christopher Donahue, Maureen Lally-
Green (having been previously appointed by the Board), P eter
E. Madden, Charles F. Mansfield, Jr., Thomas M. O'Neill ( having been previously appointed by the Board), and John S.
Walsh.